December 23, 1999

Bryan L. Kelln
7141 Raven's Run
Cincinnati, Ohio 45244

Dear Mr. Kelln:

This is an amended letter, incorporating the most recent agreements between you and RockShox, Inc.

The Board of Directors is pleased to offer you the regular full-time position of President, Chief Executive Officer of RockShox, Inc. You will report to the Board of Directors. Your anticipated start date will be January 17, 2000.

Salary/Bonus

Your base salary will be $275,000 per year, paid in accordance with RockShox' normal payroll procedures, subject to review and adjustment from time to time. In addition, in RockShox' FY'01, you will be eligible for a fiscal year bonus of 50% of your base salary, based on achievement of performance goals to be determined at finalization of this letter agreement. For the period January 17, 1999 through March 31, 2000, you will receive a guaranteed bonus either (1)in cash in the amount of $35,000, (2) shares of RockShox, Inc., (3) options to purchase shares of RockShox, Inc. At your request, the Board is further reviewing the form of bonus to be paid. Any bonus payment will follow the fiscal year end.

Equity

Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted an option to purchase 500,000 shares of Common Stock of the Company pursuant to one of the RockShox' Stock Option Plans. The per share exercise price of these options will equal the fair market value of the stock on the date of grant and will vest and become exerciseable pro rata on the first, second and third anniversary of the grant date. The vesting of these options will accelerate upon change of control of the Company.

Benefits

You will be eligible to participate in all RockShox' benefits programs available from time to time. Current RockShox' benefits include vacation (VTO), personal time off (PTO), holidays, medical/dental/prescription insurance, long-term disability insurance, the 125 Flexible Benefits Plan, life insurance, voluntary life insurance, the 401(k) Plan and tuition reimbursement. You may contact Elaine Skloot in the RockShox Human Resource Department for information about these benefits programs and about when these benefit programs become applicable to you. (408.570.4931)

Relocation

RockShox will cover actual relocation expenses incurred by you and your family to relocate to the San Jose, California area. In addition, we will cover the associated personal income tax related to the relocation expenses. It is understood by both you and RockShox that you will manage these costs to their lowest possible level.

Cost categories to be included are:

    Brokerage fees for the sale of your existing home in Cincinnati

    Actual costs to pack, transport and unload your household goods and two vehicles

    Temporary living expenses not to exceed three months, while you sell your existing home and relocate your family to the San Jose area, with every attempt being made to have this period be shorter than 3 months.

    Reasonable travel for you and your family between San Jose and Cincinnati during the transition period

Other Considerations

RockShox will grant you a $200,000 interest free loan for a three year period. Forgiveness of the loan from fiscal year to fiscal year will be based on performance goals determined at finalization of this letter agreement.

General

For purposes of the Federal Immigration Law, you will be required to show proof of your identity and eligibility for employment in the United States. We will be asking for these documents during your first week with RockShox.

Employment at Will

You are an employee at will. This means that you may terminate your employment at any time with or without cause and with or without notice and that RockShox may terminate your employment at any time with or without cause and with or without notice. There is no assurance that your employment will continue for a particular period of time or that your employment will be terminated only for cause or under particular circumstances. Any exceptions to this paragraph are only valid if documented in writing and signed by both you and the Chairman of the Board of Directors of RockShox.

In the event your employment is terminated by the Board of Directors for any reason, other than cause, within your first year of employment, you will be paid an amount equal to six months of your base salary.

Further, an amount equal to six months of your base salary will be paid to you in the event you are so disabled that you cannot fulfill your position responsibilities. If you are deceased during your employment with RockShox, your estate or beneficiary will receive an amount equal to six months of your salary.

Enclosed is a RockShox Employee Confidentiality Agreement. This letter agreement and the Employee Confidentiality Agreement set forth the terms of your employment with RockShox and supersede any prior and contemporaneous representation, correspondence or agreement, whether written or oral. This letter agreement may not be modified or amended, except by written agreement, signed by both you and Rock Shox.

This offer is valid until December 28, 1999.

To indicate your concurrence with the terms of this letter agreement, please sign and date this letter agreement and the Employee Confidentiality Agreement and return them to Elaine Skloot by facsimile (408.943.1674). An original and duplicate of the letter agreement and the Employee Confidentiality Agreement will be sent to you following your acceptance of this offer.

We eagerly anticipate your joining our RockShox team.

Sincerely,

Steve Simons

Chairman

CEO

Accepted By : ___________________________________ Date ___________

Expected Start Date ________

EMPLOYMENT CONFIDENTIALITY AGREEMENT

This agreement ("Agreement") is made and entered into in consideration of my employment by RockShox, Inc. (together with subsidiaries and their respective successors and assigns, "RockShox") and other valuable consideration. I acknowledge and agree that:

  AT-WILL EMPLOYMENT. My employment by RockShox is not for any fixed term, and will continue only at the will of both RockShox and me. I agree that this means my employment may be terminated either by me or by RockShox at any time for any reason, either with or without cause.
  FULL PERFORMANCE OF DUTIES. During my employment by RockShox, I will devote my full energies, interest, abilities and productive time to the business of RockShox. I will not, directly or indirectly, without the written consent of RockShox, engage in any activity or business competitive with RockShox' business.
  NO SOLICITATION OF EMPLOYEES. During my employment at RockShox and for a period of 1 year after my employment with RockShox ends, I will not solicit employees of RockShox to leave RockShox.
  MAINTAINING CONFIDENTIAL INFORMATION.
    RockShox Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of RockShox, or to disclose to any person, firm, corporation or other entity, any trade secrets, confidential knowledge or data, proprietary materials, or other proprietary information of RockShox, without the express written authorization of the Board of Directors of RockShox. By way of illustration and not limitation, such confidential and/or proprietary information and materials shall include information and materials relating to procedures and formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial information and statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and/or compensation of other employees of RockShox.
    Former Employer Information. I acknowledge and agree that:
    I have not brought to RockShox, and will not bring to RockShox, and will not use while employed by RockShox, any confidential information, intellectual or intangible property, trade secrets, or other proprietary or privileged information or material of any former employer;
    my employment by RockShox will not breach any contract, including (without limitation) any contract regarding confidential information, intellectual or intangible property, trade secrets, or other proprietary or privileged information or material, that I entered into with any former employer;
    in the event my employment by RockShox creates an actual or apparent conflict between my employment by RockShox and any obligations I have to any former employer, I will so inform RockShox (and if I do not so disclose any actual or apparent conflict, thereafter I shall make no claim against RockShox regarding or concerning such actual or apparent conflict).
    Third Party Information. I acknowledge that RockShox may have received and in the future may receive from third parties their confidential or proprietary information subject to a duty on RockShox' part to maintain the confidentiality of such information, and, in some cases, to use it only for certain limited purposes. I acknowledge and agree that I owe RockShox and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other entity, except in a manner consistent with RockShox' agreement with the third party, or to use it for the benefit of anyone other than RockShox or such third party, consistent with RockShox' agreement with the third party.
  INVENTIONS ASSIGNED TO ROCKSHOX. I agree that I will make prompt written disclosure to RockShox, will hold in trust for the sole right and benefit of RockShox, and will assign to RockShox all my right, title and interest in and to any ideas, inventions, compositions of matter, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or reduce to practice, during the period of my employment with RockShox. I acknowledge that this Agreement does not require assignment of any invention that qualifies fully for protection under Section 2870 of the California Labor Code ("Section 2870"), which provides as following:

"(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
    Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
    Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

I further acknowledge that all original works of authorship which are made by me, solely or jointly with others, within the scope of my employment and which are protectable by copyright are "works for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

  EXCLUSIONS. To avoid any misunderstanding, I have listed on Exhibit A (a) all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter, including but not limited to, copyright, trade secret, patent, trademark and other intellectual property rights, if any, developed or created by me, solely or jointly with others, before the term of my employment by RockShox in which I claim any ownership or right; and (b) all agreements or arrangements that may affect the rights to any such subject matter or my ability to be employed by and perform services for RockShox and comply with the requirements of this Agreement. I acknowledge and agree that (I) by not listing particular subject matter, I am warranting that the subject matter was not conceived, developed or created before commencement of my employment by RockShox; and (ii) by not listing particular agreements or arrangements, I am warranting that no such agreements or arrangements exist.
  OBTAINING LETTERS PATENT, COPYRIGHT REGISTRATIONS AND OTHER PROTECTIONS. I agree to assist RockShox in every proper way to obtain and enforce United States and foreign proprietary right relating to any and all inventions, original works or authorship, developments, improvements or trade secrets of RockShox in any and all countries. To that end, I agree to execute, verify and deliver such documents and perform such other acts, including but not limited to appearing as a witness, as RockShox may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights to RockShox or its designee. My obligation shall continue beyond the termination of my employment, but RockShox shall compensate me at a reasonable rate after my termination for the reasonable time actually spent by me at RockShox' request on such assistance.

In the event RockShox is unable, for any reason, after reasonable efforts, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint RockShox, and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to RockShox any and all claims of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned to RockShox.
  OBLIGATION TO KEEP ROCKSHOX INFORMED. In addition to my obligations under paragraph 6 above, I agree that during the term of my employment and for one year after termination of my employment for any reason, I will promptly disclose to RockShox in writing all patent applications filed by me or on my behalf. At the time of each such disclosure, I agree to advise RockShox in writing of any inventions that I believe fully qualify for protection under Section 2870. I further agree that at that time I will also provide to RockShox in writing all evidence necessary to substantiate that belief. I agree to preserve the confidentiality of any invention that does not fully qualify for protection under Section 2870.
  OBLIGATION TO KEEP AND MAINTAIN RECORDS AND TO COMPLY WITH ROCKSHOX PATENT ADMINISTRATION PROGRAM. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form which may be required by RockShox) of all proprietary information developed by me, solely or jointly, and all inventions made by me, solely or jointly, during the term of my employment by RockShox, which records shall be available to and remain the sole property of RockShox at all times. I further agree to comply with the requirements and duties of the RockShox Patent Administration Program, or such other designated program (hereinafter, the "Program"). I acknowledge that my compliance with the Program, or lack thereof, shall be considered as part of the review process for promotions and compensation changes. I further acknowledge that failure to comply with the Program shall be a basis for disciplinary action against me, up to and including termination of employment.
  RETURN OF ALL ROCKSHOX PROPERTY. I agree that when my employment by RockShox is terminated, whatever the reason, I will deliver to RockShox, and will not keep in my possession, recreate, or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or property, together with all copies thereof, in whatever medium recorded, belonging to RockShox. I further agree that any property situated on RockShox' premises and owned by RockShox, including discs, tapes or other storage media, filing cabinets, desks, workbenches, or other work areas, is subject to inspection by RockShox personnel at any time with without notice.
  NOTIFICATION OF NEW EMPLOYER. In the event I leave the employ of RockShox, I hereby consent to the notification of any new employer of my rights and obligations under this Agreement.
  LEGAL AND EQUITABLE REMEDIES. Because my services to RockShox are personal and unique and because I may have access to and become acquainted with the proprietary information of RockShox, I agree that RockShox shall have the right to enforce this Agreement, and any of its provisions, by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and/or remedies that RockShox may have for a breach of this Agreement, or any of its provisions.
  GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by RockShox arising from or relation to this Agreement.
  ENTIRE AGREEMENT. This Agreement sets forth the final, complete, and exclusive agreement and understanding between RockShox and me relating to and concerning the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both RockShox (only through an officer or director) and me. Any subsequent change or changes in my duties, responsibilities, job title, or compensation will not affect the validity or scope of this Agreement.
  SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, such provisions shall continue in full force and effect.
  SUCCESSORS AND ASSIGNS. I agree that this Agreement shall be binding upon my heirs, executors, administrators and other legal representatives, successors and assigns, and shall be for the benefit of RockShox, its successors and assigns.
  SURVIVAL. The provisions of this Agreement shall survive the termination of my employment by RockShox and the assignment of this Agreement by RockShox to any successor in interest or other assignee.
  WAIVER. No waiver by RockShox of any breach of this agreement or the provisions herein shall be a waiver of any preceding or succeeding breach of this Agreement or the provisions herein. No waiver by RockShox of any right under this Agreement shall be construed as a waiver of any other right. I agree that RockShox shall not be required to give notice to enforce strict adherence to all terms and provisions of this Agreement.

  EFFECTIVE FIRST DAY OF EMPLOYMENT. I acknowledge that this Agreement shall be effective as of the first day of my employment by RockShox, which is ________________, 199__.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE ROCKSHOX' PROPRIETARY INFORMATION DURING AND/OR SUBSEQUENT TO MY EMPLOYMENT.

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS AND PROVISIONS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Date : ___________

_______________________________________

Signature

_______________________________________

Name of Employee

_______________________________________

Address

_______________________________________

City, State, Zip

ACCEPTED AND AGREED TO:

RockShox, Inc.

By :______________________

Authorized Signatory

EXHIBIT A

Reserved Creations; Related Agreements or Arrangements

[None, unless otherwise specified]

Date :______________

Employee Signature:______________________________________